EXHIBIT 23.1




                         CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Everest Reinsurance Holdings, Inc. on Forms S-8 (File No. 333-1972 and File No. 333-05771) of our report dated February 17, 1999 except for Note 14, as to which the date is March 11, 1999, on our audit of the consolidated financial statements and financial statement schedules of Everest Reinsurance Holdings, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K.





PricewaterhouseCoopers LLP
New York, New York
March 23, 1999